Exhibit 99.1
FOR IMMEDIATE RELEASE
Date: October 26, 2007
CONTACT: Paul Zogas, President (708) 598-9400
MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 1st QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND
BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”), the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended September 30, 2007 totaled $192,000, or $0.51 per diluted share, compared to net income of $221,000, or $0.59 per diluted share for the quarter ended September 30, 2006.
Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.24 per share for the quarter ended September 30, 2007. The dividend will be payable November 15, 2007 to shareholders of record as of November 5, 2007.
Annualized return on average assets and annualized return on average equity during the quarter ended September 30, 2007 were 0.61% and 5.57%, respectively, compared to 0.69% and 6.61%, respectively, for the comparable prior year quarter.
Net interest income decreased $140,000 to $1.11 million in the quarter ended September 30, 2007 as compared to the prior year quarter. The decrease in net interest income is primarily attributed to a decrease in interest rate spread to 3.36% for the quarter ended September 30, 2007 from 3.77% for the prior year quarter. The average balance of interest earning assets also decreased to $119.5 million for the quarter ended September 30, 2007 compared to $122.7 million for the prior year quarter.
Non-interest income increased $64,000 to $262,000 in the quarter ended September 30, 2007 as compared to the prior year quarter. The primary factors for the increase in non-interest income were a $67,000 gain on the sale of a marketable equity security, a $9,000 increase in gain on the sale of loans, as the Company continues to emphasize loan sale activity, and a $5,000 increase in commission income, offset by a $16,000 decrease in deposit related fees.
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Non-interest expense decreased $31,000 to $1.1 million in the quarter ended September 30, 2007 as compared to the prior year quarter. The decrease in non-interest expense is primarily the result of a $38,000 decrease in staffing costs offset by a $9,000 increase in computer software and support expense and an $8,000 increase in professional fees. The decrease in staffing costs is primarily attributed to a $31,000 decrease in the cost of employee benefits.
Non-performing assets were .41% of total assets at September 30, 2007 and consisted of $516,000 in non-performing loans compared to $511,000 in non-performing loans, or .41% of total assets, at June 30, 2007. The allowance for loan losses totaled $420,000, or 0.50% of total loans, at September 30, 2007. The Company made no loan loss provisions during the quarter ended September 30, 2007. At September 30, 2007 the Company’s ratio of allowance for loan losses to non-performing loans was 81.34% compared to 82.22% at June 30, 2007.
At September 30, 2007 the Company’s assets totaled $124.6 million, compared to total assets of $124.9 million at June 30, 2007. Total loans receivable declined $726,000 to $84.1 million at September 30, 2007. Total deposits for the quarter ended September 30, 2007 decreased $890,000 to $108.9 million. The net decrease in deposits is primarily attributed to continued intense competition for deposit accounts in the current interest rate environment.
Stockholders’ equity in the Company totaled $13.8 million at September 30, 2007 resulting in a book value per common share of $37.07 based upon 372,600 shares outstanding. At September 30, 2007 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 8.89% and a risk-based capital ratio of 21.15%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.
(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL CONDITION DATA:	September 30,	June 30,
	2007	2007
	(Unaudited)

Total assets	$124,551,431	124,892,754
Loans receivable, net	84,130,188	84,856,618
Mortgage-backed securities	1,351,683	1,474,504
Cash and cash equivalents	18,764,956	13,455,836
Investment securities	16,105,166	21,126,608
Deposits	108,855,151	109,744,662
Stockholders’ equity	13,813,258	13,710,474

PER SHARE DATA:
Book value per common share at period end	$37.07	$36.80

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.61%	.60%
Non-performing assets to total assets	.41%	.41%
Allowance for loan losses to non-performing loans	81.34%	82.22%
Allowance for loan losses to total loans	.50%	.49%

SELECTED OPERATIONS DATA:	Three Months Ended
	September 30,
	2007	2006
	(Unaudited)	(Unaudited)

Total interest income	$1,676,515	1,747,749
Total interest expense	561,807	492,674

Net interest income	1,114,708	1,255,075
Provision for loan losses	—	—

Net interest income after provision for loan losses	1,114,708	1,255,075

Non-interest income	261,825	197,405
Non-interest expense	1,086,236	1,117,268

Income before income taxes	290,297	335,212
Income tax expense	98,687	113,972

Net income	$191,610	221,240

PER SHARE DATA:
Earnings per basic share	$0.51	0.59
Earnings per diluted share	$0.51	0.59
Dividends declared per common share	$0.24	0.24

SELECTED OPERATING RATIOS:
Annualized return on average assets	0.61%	0.69%
Annualized return on average equity	5.57%	6.61%
Annualized operating expenses to average total assets	3.49%	3.51%
Interest rate spread during the period	3.36%	3.77%
Net interest margin	3.73%	4.09%
Average interest-earning assets to average interest-bearing liabilities	119.65%	120.21%